Exhibit 23.8

WEAVER & MARTIN

Consent of Independent Registered Public Accounting Firm

 We hereby consent to the use of our report dated March 23, 2007 with respect to the financial statements of Ecotality, Inc for the year ended December 31, 2006 in the filing of the Amendment No.5 to 10-KSB for the year ended December 31, 2006 and Amendment No. 5 to Form SB-2/A

/s/ Weaver & Martin LLC

Weaver & Martin LLC
Kansas City, Missouri
August 10, 2007